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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 of IXC Communications, Inc. (Registration No. 333-33421) for the registration of 97,481 shares of its Common Stock and 1,400,000 shares of its 7 1/4% Junior Convertible Preferred Stock (including any Common Stock issuable upon conversion thereof) and to the incorporation by reference therein of our report dated February 28, 1997, except for the third paragraph of Note 19, as to which the date is March 17, 1997, with respect to the consolidated financial statements of IXC Communications Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                          ERNST & YOUNG LLP

Austin, Texas

August 22, 1997